                                               EXHIBIT 12

                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                Year Ended December 31,
                                           ----------------------------------------------------------------
                                             1997      1998        1999        2000        2001       2002
                                           -------    -------     -------     -------    -------     ------
Income (loss) from continuing
 operations before income taxes
 (benefit), minority interest
 and equity in earnings of and
 interest earned from investments
 in unconsolidated affiliates               164.8      156.8       265.7       157.5     (248.7)     (171.1)

Add: Interest earned from investments in
unconsolidated affiliates                     2.6        2.6         3.7         4.3        4.3         5.1
Add: Distributed earnings                    33.1       23.8        88.5       228.0       37.6        18.5
Less: Equity in earnings (losses)
of venture capital investments               33.7       39.6       139.9       277.3      (84.5)      (59.3)
                                           -------    -------     -------     -------    -------     -------
Income (loss) from continuing
 operations before income taxes
 (benefit), minority interest and
 equity in earnings of
 unconsolidated affiliates                  166.8      143.6       218.0       112.5     (122.3)      (88.2)
                                           =======    =======     =======     =======    =======     =======

Fixed Charges:
Interest expense                             28.0       29.8        34.0        32.7       27.3        31.4
Rental expense                                3.8        3.4         3.1         2.7        2.7         2.8
                                           -------    -------     -------     -------    -------     -------
Total fixed charges                          31.8       33.2        37.1        35.4       30.0        34.2
                                           =======    =======     =======     =======    =======     =======

Income (loss) from continuing
 operations before income taxes
 (benefit), minority interest
 and equity in earnings of
 investments in unconsolidated
 affiliates plus fixed charges              198.6      176.8       255.1       147.9      (92.3)      (54.0)
                                           =======    =======     =======     =======    =======     =======

Ratio of earnings to fixed charges(a)          6.3        5.3         6.9         4.2          -           -
                                           =======    =======     =======     =======    =======     =======

SUPPLEMENTAL RATIO - ratio of earnings to
fixed charges inclusive of interest
credited on policyholder contract
balances:
Income (loss) from continuing operations
 before income taxes (benefit), minority
 interest and equity in earnings of and
 interest earned from
 investments in unconsolidated affiliates   164.8      156.8       265.7       157.5     (248.7)     (171.1)

Add: Interest earned from investments in
unconsolidated affiliates                     2.6        2.6         3.7         4.3        4.3         5.1
Add: Distributed earnings                    33.1       23.8        88.5       228.0       37.6        18.5
Less: Equity in earnings (losses) of
venture capital investments                  33.7       39.6       139.9       277.3      (84.5)      (59.3)
                                           -------    -------     -------     -------    -------     -------
Adjusted income (loss) from continuing
 operations before income taxes (benefit),
 minority interest and equity in earnings
 of unconsolidated affiliates               166.8      143.6       218.0       112.5     (122.3)      (88.2)
                                           =======    =======     =======     =======    =======     =======
Fixed Charges:
Interest expense                             28.0       29.8        34.0        32.7       27.3        31.4
Rental expense                                3.8        3.4         3.1         2.7        2.7         2.8
Interest credited on policyholder
contract balances                            65.5      111.7       105.6       109.5      133.2       181.4
                                           -------    -------     -------     -------    -------     -------
Total fixed charges                          97.3      144.9       142.7       144.9      163.2       215.6
                                           =======    =======     =======     =======    =======     =======

Adjusted income from continuing operations
 before income taxes (benefit), minority
 interest and equity in earnings of
 investments in unconsolidated affiliates
 plus fixed charges                         264.1      288.5       360.7       257.4       40.9       127.4
                                           =======    =======     =======     =======    =======     =======

Ratio of earnings to fixed charges
including interest credited on
policyholder contract balances(b)              2.7        2.0         2.5         1.8        0.3        0.6
                                           =======    =======     =======     =======    =======     =======

For purposes of computing these ratios, earnings consist of income from continuing operations before income taxes (benefit), minority interest and equity in earnings of investments in unconsolidated affiliates plus the distributed income of equity investees and fixed charges. Fixed charges consist of interest expense and an imputed interest component for rental expense.

(a)  Due to our losses during 2001 and 2002, the ratio coverages for those periods were less than 1:1.  We would need $122.3 million in additional earnings for the year ended December 31, 2001 to achieve a 1:1 coverage ratio. For 2002, we would need $88.2 million in additional earnings to achieve a 1:1 coverage ratio.

(b)  Due to our loss during 2001, the ratio coverages, including interest credited on policyholder contract balances, for those periods were less than 1:1. We would need $122.3 million in additional earnings for the year ended December 31, 2001 to achieve a 1:1 coverage ratio. For 2002, we would need $88.9 million in additional earnings to achieve a 1:1 coverage ratio.